UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ZYMOGENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, June 10, 2009

April 27, 2009

Dear Shareholder:

On Wednesday, June 10, 2009, ZymoGenetics, Inc. will hold its 2009 Annual Meeting of Shareholders at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 3, 2009 can vote at the Annual Meeting or any adjournments that may take place.

At the Annual Meeting, we will ask you to:

•	elect four directors nominated by the Board of Directors to hold office until the 2012 Annual Meeting of Shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2009; and

•	transact any other business properly presented at the Annual Meeting.

The Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the business results of ZymoGenetics, Inc. and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to vote your shares promptly whether or not you intend to attend the meeting in person. You may vote your shares by proxy over the Internet or telephone. You may also vote by proxy if you complete, sign, date and return your proxy card by mail. Your stock will be voted in accordance with your instructions. You may, of course, attend the Annual Meeting and vote in person even if you have previously voted your shares. Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics, Inc.

The approximate date of availability for the Proxy Statement and accompanying proxy materials is April 27, 2009.

By Order of the Board of Directors,

Suzanne M. Shema, J.D.

Senior Vice President, General Counsel and Secretary

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2009 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m. on Wednesday, June 10, 2009, at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. ZymoGenetics intends to provide shareholders access to definitive copies of this Proxy Statement, accompanying proxy card and Annual Report to Shareholders on or about April 27, 2009.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on the record date for the Annual Meeting may vote. The record date for the Annual Meeting is April 3, 2009. As of the record date, there were approximately 69.0 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you submit your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the four directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2009 will be adopted if the number of votes cast in favor of the proposal by holders of common shares entitled to vote exceeds the number of votes cast against the proposal at the Annual Meeting.

Registered shareholders can vote in person, by telephone, by the Internet, or by mail, as described below. Chapter 23B.07.220 of the Revised Code of Washington allows the electronic transmission of proxies to the person, firm, organization or agent who is the holder of the proxy.

Registered shareholders may cast their vote by:

•	Attending and voting in person at the Annual Meeting;

•

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

•

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

•	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is submitted without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, your executed proxy gives discretionary authority to the persons named in it to vote the shares.

Abstentions from voting and “broker nonvotes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

For the election of directors, the director nominees receiving the greatest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting. There will be no broker nonvotes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

With regard to the proposal to approve the ratification of the appointment of our independent auditors, abstentions on this proposal will have no impact on the outcome because an abstention does not constitute a vote cast in favor of or against the proposal. In addition, there will be no broker nonvotes on this proposal because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

Attendance at the Annual Meeting

If you own shares on the record date, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics’ common stock as of April 3, 2009, the record date. In addition, if you own shares through a bank or brokerage account, to vote your shares in person at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a legal proxy.

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at ten. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2009 Annual Meeting of Shareholders, four directors will be elected to hold office until the 2012 Annual Meeting of Shareholders or until his or her respective successor is elected and qualified.

The Board has nominated David I. Hirsh, Ph.D., David H. MacCallum, Kurt Anker Nielsen and Douglas E. Williams, Ph.D., as nominees for election to the Board to hold office until the 2012 Annual Meeting of Shareholders. Unless otherwise instructed, persons named in your executed proxy will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of its director nominees.

Nominees to the class of directors whose term will expire at the 2012 Annual Meeting

David I. Hirsh, Ph.D., age 70, has served as one of our directors since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September 2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

David H. MacCallum, age 71, has served as one of our directors since April 2005. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 to November 2001, he was Global Head of Health Care Investment Banking for Salomon Smith Barney, an investment banking firm and division of Citigroup Inc. From April 1998 to June 1999, he was Executive Vice President and Head of the Health Care Group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution. Before joining ING Barings Furman Selz, Mr. MacCallum formed the Life Sciences Group at UBS Securities LLC, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities LLC, he founded the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum currently serves as a director of MannKind Corporation, Vital Signs, Inc. and several privately held companies. Mr. MacCallum received an A.B. from Brown University and an M.B.A. from New York University. He is a chartered financial analyst.

Kurt Anker Nielsen, age 63, has served as one of our directors since June 1997. From December 2000 until his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S, an investment company. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S, a health care company. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of LifeCycle Pharma A/S, Vestas Wind Systems A/S, Novo Nordisk Foundation, Novo Nordisk A/S, Novozymes A/S and Reliance A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

Douglas E. Williams, Ph.D., age 51, has served as one of our directors and Chief Executive Officer since January 2009. Previously, Dr. Williams served as our President and Chief Scientific Officer from July 2007 to January 2009 and as our Executive Vice President, Research and Development and Chief Scientific Officer from November 2004 to July 2007. From September 2003 to August 2004, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company. From November 2002 to August 2003, he was Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a New Zealand biotechnology company. From July 2002 to October 2002, Dr. Williams served as Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company. From October 1999 to July 2002, he served as Executive Vice President and Chief Technology Officer at Immunex Corporation, a biotechnology company that was acquired by Amgen in 2002, and served as Senior Vice President of Discovery Research at Immunex from October 1994 to October 1999. Dr. Williams serves as a director of Anadys Pharmaceuticals, Inc., Array BioPharma Inc. and Aerovance, Inc. Dr. Williams also serves on the scientific advisory board of Symphony Capital. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

Continuing directors with terms ending in 2011

Judith A. Hemberger, Ph.D., age 61, has served as one of our directors since March 2006. Dr. Hemberger serves as an advisor to Nomura Phase 4 Ventures, a venture capital firm. Dr. Hemberger was from October 2006 until September of 2007 the interim Chief Executive Officer of Zosano PharmaTM, Inc. (formerly Macroflux Corporation), a pharmaceutical company. Dr. Hemberger was a founder of Pharmion Corporation, a pharmaceutical company, and served as its Executive Vice President and Chief Operating Officer and a member of its board of directors from its inception in 2000 until her retirement in April 2006. From 1997 to 1999, she worked as a consultant to various health care companies. During this period, she also served as Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1997, Dr. Hemberger worked in various capacities at Marion Laboratories, a pharmaceutical company, and its successor companies Marion Merrell Dow and Hoechst Marion Roussel, where she led a number of strategic functions, including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role at Hoechst Marion Roussel was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the board of directors of Chroma Therapeutics Limited, Atani, Ltd. and Zosano PharmaTM, Inc. Dr. Hemberger received a B.S. in biology and chemistry from Mount St. Scholastica College (Benedictine College), a Ph.D. in Pharmacology from the University of Missouri and an M.B.A from Rockhurst College.

Jonathan S. Leff, age 40, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg Pincus & Co. and as a Member and Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of Allos Therapeutics, Inc., Inspire Pharmaceuticals, Inc., InterMune, Inc. and several privately held companies. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

Lars Rebien Sørensen, age 54, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Bertelsmann AG, a worldwide media company based in Germany and Dong Energy A/S, a Danish energy company. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

Continuing directors with terms ending in 2010

Bruce L.A. Carter, Ph.D., age 65, has served as our Chairman of the Board since April 2005 and a director since 1987. Previously, Dr. Carter served as our Chief Executive Officer from April 1998 until retiring in January 2009 and as our President from April 1998 until July 2007. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. In addition, from 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of directors of QLT Inc. and Dr. Reddy’s Laboratories Limited. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

James A. Harper, age 61, has served as one of our directors since July 2004. Mr. Harper retired from Eli Lilly and Company, a pharmaceutical company, in July 2004 after 30 years of service. Most recently, from January 2001 to his retirement, Mr. Harper served as Group Vice President and Chief Marketing Officer of Eli Lilly. From July 1994 to January 2001, he served as President, Diabetes and Growth Disorders. He also served as President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc., a medical device company that was a wholly owned subsidiary of Eli Lilly, from 1991 to 1993. Mr. Harper currently serves as a director of Corcept Therapeutics, Inc. and Phenomix Corporation. Mr. Harper also serves as an advisor to Nomura Phase 4 Ventures. Mr. Harper received a B.A. in Biology from Vanderbilt University and an M.B.A. from the Wharton School, University of Pennsylvania.

Edward E. Penhoet, Ph.D., age 68, has served as one of our directors since May 2000 and our lead independent director since June 2005. Dr. Penhoet serves as a director of the Alta Biopharma Funds II, III and VIII at Alta Partners, a venture capital firm. From September 2004 to January 2008, Dr. Penhoet served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and currently serves as a director of Corcept Therapeutics, Inc. and several privately held biotechnology companies. In December 2004, Dr. Penhoet was appointed Vice Chair of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF ZYMOGENETICS

The audit committee of the Board of Directors selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to act as independent auditors of ZymoGenetics for fiscal year 2009. PricewaterhouseCoopers LLP have been our auditors since 1988. Under current rules of the Securities and Exchange Commission (the “Commission”), as well as the charter of the audit committee, the audit committee is required to be directly responsible for the appointment, compensation, and oversight of our independent auditors. Therefore, the selection of our independent auditors is within the sole discretion of the audit committee. However, the Board considers the appointment of the independent auditors to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders. In the event that the ratification of the appointment of PricewaterhouseCoopers LLP is not approved by a majority of the votes cast, the selection of other auditors will be considered by the audit committee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2009 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of our common stock;

•	each director of ZymoGenetics;

•	each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk Biotech Holdings, Inc. (3) 100 College Road West Princeton, NJ 08540	21,759,861	31.5%
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	9,387,559	13.6
Deerfield Capital, L.P. (5) 780 Third Avenue New York, NY 10017	8,285,736	11.7
BB Biotech AG (6) Vodergasse 3 Switzerland Schaffhausen V8 CH-8300	4,000,000	5.8
Wellington Management Company, LLP (7) 75 State Street Boston, MA 02109	3,627,901	5.3
Bruce L.A. Carter, Ph.D. (8)	1,616,250	2.3
James A. Harper (9)	51,000	*
Judith A. Hemberger, Ph.D. (10)	32,000	*
David I. Hirsh, Ph.D. (11)	83,555	*
Jonathan S. Leff (12)	9,442,214	13.7
David H. MacCallum (13)	49,500	*
Kurt Anker Nielsen (14)	57,655	*
Edward E. Penhoet, Ph.D. (15)	198,655	*
Lars Rebien Sørensen (16)	21,814,516	31.6
Douglas E. Williams, Ph.D. (17)	439,305	*
Michael J. Dwyer (18)	143,875	*
James A. Johnson (19)	456,570	*
Nicole Onetto, M.D. (20)	214,448	*
Directors and executive officers as a group (16 persons) (21)	35,079,426	48.1

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 69,020,640 shares of common stock outstanding as of March 31, 2009.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc., of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary.

(4)	The information provided in this footnote is based on information contained in a Schedule 13D filed with the Commission on March 11, 2008 by a “group” (as such term is defined within the meaning of Rule 13d-1 of the Exchange Act) consisting of: Warburg, Pincus Equity Partners, L.P. (“WPEP”), Warburg Pincus & Co. (“WP”), Warburg Pincus LLC (“WP LLC”), Warburg Pincus Partners, LLC (“WPP LLC”), Charles R. Kaye (“Kaye”), and Joseph P. Landy (“Landy” and collectively with the other members of this “group”, the “Warburg Entities”). WPEP, WP, WP LLC, WPP LLC, Kaye, and Landy have shared voting and dispositive power with respect to the referenced shares. Each of WP, WP LLC, WPP LLC, Kaye, and Landy disclaims beneficial ownership of the referenced shares.

(5)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 13, 2009 by James E. Flynn (“Flynn”), Deerfield Capital, L.P. (“DC”), Deerfield Partners, L.P. (“DP”), Deerfield Management Company, L.P. (“DMC”), Deerfield International Limited (“DIL”), Deerfield Private Design Fund, L.P. (“DPDF”), and Deerfield Private Design International, L.P. (“DPDI”). Pursuant to the filing, Flynn reports that he had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 8,285,736 shares (including warrants held by DPDF and DPDI to purchase up to an aggregate of 1,500,000 shares of common stock). Pursuant to the filing, DC reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 3,276,747 shares (including warrants held by DPDF and DPDI to purchase up to an aggregate of 1,500,000 shares of common stock). Pursuant to the filing, DP reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 1,776,747 shares. Pursuant to the filing, DMC reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 5,008,989 shares. Pursuant to the filing, DIL reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 5,008,989 shares. Pursuant to the filing, DPDF reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 574,500 shares (consisting of warrants held by DPDF to purchase up to an aggregate of 574,500 shares of common stock). Pursuant to the filing, DPDI reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 925,500 shares (consisting of warrants held by DPDI to purchase up to an aggregate of 925,500 shares of common stock). The provisions of the DPDF and DPDI warrants beneficially owned by the reporting persons as referenced above restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” under the Exchange Act would exceed 9.98% of the total number of shares of ZymoGenetics then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares reported above, each of the applicable reporting persons referenced in this note 7 disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons of such a group, in the aggregate, to exceed the Ownership Cap.

(6)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 11, 2009 by BB Biotech AG (“BBB”) and Biotech Target N.V. (“BT”). BBB and BT have shared voting and dispositive power with respect to the referenced shares.

(7)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 17, 2009 by Wellington Management Company, LLP (“WMC”). WMC, in its capacity as investment advisor, may be deemed to beneficially own 3,627,901 shares which are held of record by clients of WMC. WMC holds shared voting power with respect to 3,412,801 of the referenced shares and shared dispositive power with respect to 3,627,901 of the referenced shares.

(8)	The amount shown includes 1,458,101 shares subject to options exercisable within 60 days of March 31, 2009.

(9)	The amount shown includes 47,000 shares subject to options exercisable within 60 days of March 31, 2009.

(10)	The amount shown includes 32,000 shares subject to options exercisable within 60 days of March 31, 2009.

(11)	David I. Hirsh, Ph.D. is a director designee of the Warburg Entities. The amount shown includes 54,655 shares subject to options exercisable within 60 days of March 31, 2009. The designation of directors is described later in this proxy statement under the heading “Corporate Governance – Voting Agreement regarding Directors.”

(12)	Jonathan S. Leff is a director designee of the Warburg Entities, a general partner of WP and a managing director and member of WP LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Entities. 9,387,559 of the referenced shares are included because of Mr. Leff’s affiliation with the Warburg Entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Entities except to the extent of his proportionate ownership of the Warburg Entities, if any. The amount shown also includes 54,655 shares subject to options exercisable within 60 days of March 31, 2009.

(13)	The amount shown includes 39,500 shares subject to options exercisable within 60 days of March 31, 2009.

(14)	Kurt Anker Nielsen is a director designee of Novo Nordisk A/S. The amount shown includes 54,655 shares subject to options exercisable within 60 days of March 31, 2009.

(15)	The amount shown includes 198,655 shares subject to options exercisable within 60 days of March 31, 2009.

(16)	Lars Rebien Sørensen, a director designee of Novo Nordisk A/S, is the President and Chief Executive Officer of Novo Nordisk A/S and may be deemed to have shared voting and investment power with respect to the shares held by Novo A/S and Novo Nordisk Biotech Holdings, Inc. (the “Novo Entities”). Mr. Sørensen disclaims beneficial ownership of the shares held by Novo Entities. The amount shown also includes 54,655 shares subject to options exercisable within 60 days of March 31, 2009.

(17)	The amount shown includes 434,705 shares subject to options exercisable within 60 days of March 31, 2009.

(18)	Mr. Dwyer’s employment with us terminated on March 5, 2009. The amount shown includes 143,775 shares subject to options exercisable within 60 days of March 31, 2009.

(19)	The amount shown includes 430,551 shares subject to options exercisable within 60 days of March 31, 2009.

(20)	The amount shown includes 214,348 shares subject to options exercisable within 60 days of March 31, 2009.

(21)	The amount shown includes 3,553,063 shares subject to options exercisable within 60 days of March 31, 2009.

EXECUTIVE OFFICERS

The following persons were the executive officers of ZymoGenetics as of March 31, 2009 and are expected to be re-elected at the meeting of the Board of Directors to be held on June 10, 2009.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Douglas E. Williams, Ph.D.	51	Chief Executive Officer	2004
Stephen W. Zaruby	46	President	2009
James A. Johnson	52	Executive Vice President, Chief Financial Officer and Treasurer	2001
Heather L. Franklin	43	Senior Vice President, Business Development	2008
Darren R. Hamby	43	Senior Vice President, Human Resources	2007
Nicole Onetto, M.D.	56	Senior Vice President and Chief Medical Officer	2005
Suzanne M. Shema, J.D.	51	Senior Vice President, General Counsel and Secretary	2003

For a biographical summary of Dr. Williams, see Proposal 1: Election of Directors.

Stephen W. Zaruby began serving as our President in January 2009. From September 2004 to March 2008, Mr. Zaruby served as Vice President, Global Head, Hospital/Surgical Business Unit for Bayer HealthCare Pharmaceuticals, a subsidiary of Bayer AG, a German health care, nutrition and high-tech materials company. From September 1998 to August 2004, Mr. Zaruby was Director, Global Strategic Marketing for Bayer AG. From 1989 to 1998, Mr. Zaruby held various positions in sales, marketing and product development within the Bayer group of companies. Mr. Zaruby holds a B.Sc. from University of Calgary.

James A. Johnson has served as our Executive Vice President, Chief Financial Officer and Treasurer since July 2007. Previously, Mr. Johnson served as our Senior Vice President, Chief Financial Officer and Treasurer from February 2001 to July 2007. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics Corporation and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Heather L. Franklin began serving as our Senior Vice President, Business Development in June 2008. Previously, Ms. Franklin was Vice President, Business Development from January 2005 to June 2008, Senior Director, Strategic Alliance Management from July 2003 to January 2005, Director, Strategic Alliance Management from January 2002 to July 2003 and Director, Research Project Management from January 2001 to January 2002. From 1999 to 2001, Ms. Franklin held positions of increasing responsibility in clinical and research project management at Amgen Inc., a biotechnology company. From 1994 to 1999, Ms. Franklin held positions of increasing responsibility in clinical and research project management at Targeted Genetics Corporation, a biotechnology company. Ms. Franklin received a B.S. from the University of North Carolina, Chapel Hill, an M.S. from the University of Washington and an M.B.A from the Wharton School of the University of Pennsylvania.

Darren R. Hamby began serving as our Senior Vice President, Human Resources in July 2007. Previously, Mr. Hamby served as our Vice President, Human Resources from August 2004 to June 2007, Senior Director, Human Resources from September 2002 to July 2004, and Director, Human Resources from July 2000 to August 2002. Mr. Hamby joined ZymoGenetics in September 1997 to manage compensation and employee benefit programs. From 1987 to 1997, Mr. Hamby held human resources positions of increasing responsibility with the Federal Home Loan Bank of Seattle. Mr. Hamby received a Bachelor of Business Administration degree, with an emphasis in human resources management, and an M.B.A. from Pacific Lutheran University.

Nicole Onetto, M.D. has served as our Senior Vice President and Chief Medical Officer since September 2005. From May 2003 to May 2005, Dr. Onetto served as Executive Vice President and Chief Medical Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from January 2002 to May 2003 as its Executive Vice President, Oncology. During her time at OSI Pharmaceuticals, Inc., Dr. Onetto lead the development and successful filing of Tarceva® for the treatment of lung cancer and pancreatic cancer. Dr. Onetto served as Senior Vice President, Medical Affairs for Gilead Sciences, Inc., a biotechnology company, from November 2000 to December 2001, and Vice President, Medical Affairs from July 1999 to November 2000. Prior to the merger of NeXstar Pharmaceuticals, Inc. and Gilead, Dr. Onetto served as Vice President, Medical Affairs of NeXstar from 1997 to 1999. From 1995 to 1997, she served as Senior Director Medical Affairs for the European oncology division of Bristol-Myers Squibb Company, a pharmaceutical company. During her European assignment at Bristol-Myers Squibb, she was responsible for the coordination of all European clinical trials from Phase 1 to Phase 4 for all oncology products developed and marketed by Bristol-Myers Squibb. From 1991 to 1995, Dr. Onetto was Director, Clinical Cancer Research for Bristol-Myers Squibb based in the United States, and she was the International Project Leader for Taxol®. She was responsible for the filing of the initial new drug application (“NDA”) for Taxol and several supplemental NDAs. Before joining Bristol-Myers Squibb, she held positions at Immunex and Hoechst Canada, Inc. Dr. Onetto currently serves as a director of Immunogen, Inc. Dr. Onetto received a B.Sc. from the University of Paris, an M.Sc. in Pharmacology from the University of Montreal and an M.D. from the University of Paris, and is qualified in pediatrics and hematology/oncology.

Suzanne M. Shema, J.D. has served as our Senior Vice President, General Counsel and Secretary since February 2006. Previously, Ms. Shema served as our Senior Vice President, Intellectual Property and Legal Affairs and Secretary from June 2004 to February 2006, Senior Vice President, Intellectual Property and Legal Affairs from April 2003 to June 2004, Vice President, Intellectual Property and Legal Affairs from December 2001 to April 2003 and as Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as Corporate Counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of our executive compensation program and describes the compensation earned in 2008 by each of the named executive officers identified in the Summary Compensation Table below.

Compensation Discussion and Analysis

Objectives and Components

The objectives of our executive compensation program are to:

•	attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives;

•	retain and motivate executives to achieve superior performance;

•	link individual compensation to individual and company performance; and

•	align executives’ financial interests with those of our shareholders.

The components of our executive compensation program are:

•	base salaries;

•	annual incentives in the form of cash bonuses; and

•	long-term incentives in the form of stock option grants.

Total Compensation

Our executive compensation program has been designed to encourage and reward performance that we believe will increase our intrinsic value over the long term. Until the launch of RECOTHROM® recombinant thrombin in early 2008, we had no product sales and our commercial operations were limited. Accordingly, advancement of our product development programs toward approval by the United States Food and Drug Administration (“FDA”) and commercialization had represented the best way to build value for shareholders. With sales of RECOTHROM becoming important to the company’s performance in 2008, we have increased the emphasis on commercial accomplishments, such as achieving sales budget, building sufficient inventory to support sales ramp-up, enabling filing by Bayer for European Union regulatory approval and executing line extension pre-development plans.

We have included three components in our compensation structure, namely base salaries, cash bonuses and stock option grants, to be competitive with other companies in our industry. We would be unusual if we were not to offer all three of these components. Not only are these components important for recruiting executives, they are also important for retaining them.

We have never viewed the total value of the three components as the appropriate amount for benchmarking with other companies. For companies like ours, without an established commercial business, stock options are highly speculative. Unless we are able to gain approval for additional products and ultimately generate significant sales and potential profits, these stock options are unlikely to have substantial value over the long term. We believe that stock options must be viewed and benchmarked independently from the two elements of cash compensation. Accordingly, we make no decisions regarding allocation of total compensation between cash and non-cash; we benchmark each separately and set each at levels we believe will be competitive.

Determining Executive Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market and our pay philosophy, and approving the material terms of executive compensation arrangements. The compensation committee evaluates the performance of our Chief Executive Officer and determines his compensation based on this evaluation. Bruce L. A. Carter, Ph.D. was our Chief Executive Officer until his retirement in January 2009, when Douglas E. Williams, Ph.D., formerly our President, took over the position.

With respect to the other named executive officers, the compensation committee considers our Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The Chief Executive Officer’s recommendations on executive officer compensation are subject to the final approval of the compensation committee.

Management and the compensation committee rely upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess emerging trends in executive and equity compensation. Generally, the compensation committee retains an independent consultant to perform such an assessment every two years. During 2007, the compensation committee engaged Radford Surveys and Consulting, as described below under the heading “Benchmarking.”

Benchmarking

In setting 2008 executive compensation levels, the company relied on compensation statistics from various sources, including the 2007 edition of the Radford Global Life Sciences Survey.

In 2007, the compensation committee retained Radford Surveys and Consulting to review the company’s executive compensation program. In completing their 2007 review, the consultants reviewed executive compensation data gathered from the most recent proxy statements of 22 U.S.-based biotechnology companies having the following characteristics:

•	Either in late-stage clinical trials or the earlier stages of product launch (i.e., product revenues of less than $200 million);

•	Market capitalization between $500 million and $2 billion; and

•	Between 200 and 800 employees.

The 22 companies in the peer group were:

Alexion Pharmaceuticals Inc.	Exelixis Inc.	Progenics Pharmaceuticals Inc.

Arena Pharmaceuticals Inc.	GTx, Inc.	Regeneron Pharmaceuticals Inc.

Array Biopharma Inc.	Human Genome Sciences Inc.	Savient Pharmaceuticals Inc.

Auxilium Pharmaceuticals Inc.	InterMune Inc.	Theravance Inc.

BioMarin Pharmaceutical Inc.	MannKind Corporation	United Therapeutics Corporation

Cubist Pharmaceuticals, Inc.	Medarex Inc.	ViroPharma Incorporated

CV Therapeutics, Inc.	Myriad Genetics Inc.	Xenoport, Inc.

Onyx Pharmaceuticals Inc.

The compensation committee used the findings of the consultant as a component in establishing executive compensation levels in 2008. At the conclusion of their 2007 review, the consultant made three principal recommendations in connection with executive compensation, namely, the target level for annual incentive awards, the target level for long-term incentive awards and the introduction of restricted stock grants as a part of our executive compensation program. The compensation committee adopted the first two recommendations of the consultant but not the third.

Base Salaries

We seek to establish base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives. We believe that we compete with these companies for qualified executives.

We base a named executive officer’s salary on:

•	an evaluation of salaries of individuals in similar positions in the biotechnology industry; and

•	an evaluation of the executive’s experience, scope of responsibilities and performance in achieving specific objectives.

We conduct these evaluations sequentially. First, we establish a salary range for each named executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry and a range from 37.5% below to 37.5% above the midpoint. The midpoint is determined annually using the benchmarking described above. Secondly, we fix each named executive officer’s actual base salary within the range based on his or her experience, scope of responsibilities and performance in achieving specific objectives. Each of these evaluations is performed annually for each named executive officer.

For 2008 salaries, annual base salary reviews for all our named executive officers other than our Chief Executive Officer, then Dr. Carter, were conducted in conjunction with our company-wide performance management process. The compensation committee authorized an increase to the base salaries of executive officers up to a pool of 4% of the total salaries payable to our executive officers as of the end of 2007, based on the increase in the cost of living. However, our Chief Executive Officer retained general discretion to adjust base salaries of individual executive officers by a different amount as long as the total increases did not exceed the 4% pool. The base salaries for the named executive officers identified in the Summary Compensation Table were each increased by 4%, except in the case of Dr. Onetto. Dr. Onetto’s base salary was increased by 5% based on the achievement of her individual goals. In addition, Dr. Carter’s employment contract entitled him to an increase of 4.8% based on the consumer price index. However, Dr. Carter voluntarily agreed to reduce the adjustment to 4%. In light of current economic conditions, the base salaries for executive officers were not increased for 2009 except in the case of Dr. Williams, in connection with his promotion to Chief Executive Officer in January 2009.

The base salary for each named executive officer identified in the Summary Compensation Table is subject to a minimum amount pursuant to an employment agreement. These minimum amounts are: for Dr. Carter, $583,167 (through his retirement as Chief Executive Officer in January 2009); for Dr. Williams, $483,600; for Mr. Johnson, $369,200; for Dr. Onetto, $375,291; and for Mr. Dwyer, $295,296. The minimum amount for Dr. Williams was increased to $550,000 in connection with his promotion to Chief Executive Officer in January 2009.

Annual Incentives

We seek to structure annual incentives to encourage named executive officers to focus on achieving important near-term business objectives. These objectives take the form of both corporate and individual goals. As part of the process of establishing our operating plan for the coming year, executive management identifies the goals most important to building our value and advancing toward our long-term business objectives. These corporate goals are then submitted to the board of directors for approval with regard to corporate strategy and separately to the compensation committee for approval as the basis for incentive compensation.

Named executive officers are eligible for annual incentive awards, paid in the form of a cash bonus, based on the accomplishment of corporate goals and other important contributions to our performance for the year. For 2008, our corporate goals covered the following specific accomplishments and were given the following weights:

•

RECOTHROM (40% weight) – execute plan to achieve sales budget; build sufficient inventory to support sales ramp-up; enable filing by Bayer for EU regulatory approval; and execute line extension pre-development plans.

•

Atacicept (10% weight) – achieve patient enrollment target in lupus nephritis registration study; complete enrollment in Phase 2 rheumatoid arthritis studies; and initiate studies in general SLE and multiple sclerosis.

•	IL-21 (10% weight) – complete enrollment in Phase 2 Nexavar® combination study and Phase 2 metastatic melanoma single-agent study.

•

PEG-interferon lambda (10% weight) – complete single agent dose escalation (Part 1) of Phase 1b study in patients with chronic hepatitis C infection; initiate Part 2 of study in combination with ribavirin.

•

Business development, alliance management and legal (10% weight) – restructure atacicept agreement with Merck Serono; complete PEG-Interferon lambda partnering transaction; and complete license of Ig fusion patents to Bristol-Myers Squibb.

•

Research (10% weight) – submit IND application for IL-17RC; manufacture IL-21 mAb for toxicology studies and initiate production for clinical trial material; advance two designated bi-specific molecules to lead development stage; and hire new head of research.

•	Financial (10% weight) – meet the budgeted net loss and net cash usage; and complete a financing transaction to result in sufficient cash and investments to support company operations for two years.

With regard to our Chief Executive Officer in 2008, Dr. Carter, and our President in 2008, Dr. Williams, 100% of their annual incentive award is based on actual company achievement of these corporate performance goals. With regard to each other named executive officer, 60% of his or her annual incentive award is determined based on actual company achievement of the corporate performance goals and the remaining 40% is based on actual individual achievement of a series of individualized performance goals related to his or her area of responsibility. A named executive officer’s individual goals are supportive of the corporate goals. This 60/40 (corporate/individual) formula reflects the compensation committee’s view that for annual incentive awards both the company and the named executive officer must be performing well. Each named executive officer has a minimum of five and a maximum of eight goals for his or her respective area of responsibility. Within each named executive officer’s goals there is generally a range of difficulty such that there is a reasonable expectation that certain goals will be achieved while other goals will be dependent on superior or exceptional performance. Our Chief Executive Officer reports to the compensation committee regarding the performance of each executive officer toward his or her goals. At the same time, the compensation committee assesses corporate goal achievement. Based on these evaluations, the committee determines and approves the incentive amounts to be paid to each named executive officer.

The compensation committee established the following payout ranges for 2008 annual incentive awards based on base salaries in effect as of the end of that year, as adjusted on February 1, 2008:

	Percentage of Base Salary
Name	Target	Maximum
Chief Executive Officer (Dr. Carter)	50%	75%
President (Dr. Williams)	50%	75%
Executive Vice President (Mr. Johnson)	40%	55%
Senior Vice President (Mr. Dwyer and Dr. Onetto)	35%	50%

In determining the foregoing payout ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in their proxy statements) and performed the other benchmarking described above under the heading “Benchmarking.” The survey data provided by Radford Surveys and Consulting showed average annual incentive awards as a percentage of base salary as follows: Chief Executive Officer, 61%; President, 36%; Chief Scientific Officer, 49%; Chief Financial Officer, 36%; Chief Medical Officer, 40%; and Top Sales Executive, 47%.

Based on the compensation committee’s assessment of our company performance compared to corporate goals and, other than for our Chief Executive Officer and President, each named executive officer’s performance compared to individual goals, a percentage of overall target level is determined using the 60/40 formula described above. 100% of the target level for corporate goals is awarded in cases where we met all goals and 100% of the target level for individual goals is awarded in cases where the executive has met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. However, we have made an incentive award at the maximum level only once before. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. There is no guaranteed minimum annual incentive award and a named executive officer might not receive any annual incentive award. Notwithstanding the forgoing, the compensation committee retains a general discretion to make an award of more or less than that determined by the 60/40 formula described above to take account of unforeseen or special circumstances.

We failed to achieve several of our corporate goals in 2008, including the most heavily weighted corporate goal, which related to the launch of RECOTHROM. The compensation committee awarded some credit for certain corporate goals that were not fully achieved due to the economic conditions that prevailed in 2008 that made their achievement significantly more difficult. For example, although we completed a financing transaction in 2008, it did not fully achieve the relevant goal. However, the compensation committee awarded 50% credit for achieving such goal. On the other hand, the compensation committee determined that we exceeded our corporate goals relating to business development and alliance management. Overall, the compensation committee concluded that, on balance, our 2008 corporate performance was below expectations and that the level of achievement of our corporate goals was 58%. All of the named executive officers identified below achieved his or her less challenging individual goals with many of them achieving certain of their individual goals that were considered more difficult to achieve or “stretch” goals.

For 2008, annual incentive awards were paid to the named executive officers in early 2009 based on the percentages of target amount set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)
Bruce L.A. Carter, Ph.D.	58%	Not Applicable	58%
Douglas E. Williams, Ph.D.	58%	Not Applicable	58%
James A. Johnson	58%	95%	73%
Nicole Onetto, M.D.	58%	95%	73%
Michael J. Dwyer	58%	0%	35%

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 100% and, in the case of all other named executive officers, 60%, and individual goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 0% and, in the case of all other named executive officers, 40%.

The actual amount of annual incentive awards payable to each named executive officer for 2008 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards, which consist of stock option grants, are a fundamental element in our executive compensation program. We believe that stock options are an effective way to emphasize long-term company performance, rewarding named executive officers for the creation of value on the same basis as our shareholders.

A named executive officer typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered using the benchmarking described above.

Named executive officers also are eligible for annual stock option grants based on the achievement of the same individual and corporate goals that form the basis for the annual cash incentives. As with annual incentives, the long-term incentive awards to our Chief Executive Officer and President are based entirely on overall company performance toward the corporate goals. For the other named executive officers, 20% of the long-term incentive award is determined based on actual company achievement of corporate performance goals and the remaining 80% is based on actual achievement of individualized performance goals related to his or her area of responsibility. This 80/20 (individual/corporate) formula reflects the compensation committee’s view that individual performance is more significant in determining the size of a long-term incentive award because company performance, reflected through stock performance, is already factored into such an award by its nature. The compensation committee established the following ranges for annual stock option grants for 2008, which are set forth in the Grants of Plan-Based Awards Table:

	Number of Shares Granted
Name	Target	Maximum
Chief Executive Officer (Dr. Carter)	150,000	225,000
President (Dr. Williams)	100,000	150,000
Executive Vice President (Mr. Johnson)	60,000	80,000
Senior Vice President (Mr. Dwyer and Dr. Onetto)	45,000	60,000

In determining the foregoing ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements) as described above under the heading “Benchmarking” and considered the foregoing ranges to be competitive.

In order to serve the intended purpose of encouraging retention, the compensation committee determined to apply the range for Chief Executive Officer to the stock options granted to Dr. Williams in January 2009 (following Dr. Williams’ appointment as Chief Executive Officer) for performance in 2008 even though he had served as President during 2008.

A percentage of target level is determined for each named executive officer based on the compensation committee’s assessment of our overall performance and, other than for our Chief Executive Officer and President, each named executive officer’s individual performance compared to individual goals. 100% of the target level for corporate goals is awarded in cases where we had met all goals and 100% of the target level for individual goals is awarded in cases where the executive had met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. However, we have made an incentive award at the maximum level only once before. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. There is no guaranteed minimum incentive award and a named executive officer might not receive any long-term incentive award. Notwithstanding the forgoing, the compensation committee retains general discretion to make an award of more or less than that determined by the 80/20 formula described above to take account of unforeseen or special circumstances.

As described above with respect to annual incentive awards, the compensation committee concluded that, on balance, our 2008 performance was below expectations and that the level of achievement of our corporate goals was 58%. Stock option grants to the named executive officers for 2008 were awarded in January 2009 based on the percentages set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)	Number of Shares Subject to Long-term Incentive Award
Bruce L.A. Carter, Ph.D. (2)	58%	Not Applicable	Not Applicable	—
Douglas E. Williams, Ph.D.	58%	Not Applicable	58%	87,000
James A. Johnson	58%	95%	88%	52,560
Nicole Onetto, M.D.	58%	95%	88%	39,420
Michael J. Dwyer	58%	0%	12%	5,220

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Williams, 100% and, in the case of all other named executive officers (except Dr. Carter), 20%, and individual goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 0% and, in the case of all other named executive officers, 80%.

(2)	Due to his retirement in January 2009, Dr. Carter was not awarded a stock option as a long-term incentive.

In connection with Dr. Williams’ promotion to Chief Executive Officer effective January 2, 2009, Dr. Williams was granted a stock option for 500,000 shares on November 18, 2008, which option vests 1/4th on the anniversary date of his promotion to Chief Executive Officer and then in equal quarterly installments thereafter so that the option is fully vested four years after his promotion to Chief Executive Officer. In determining the size of the award, the compensation committee considered the survey data described above under the heading “Benchmarking” and exercised its general discretion in order that the award would serve the intended purpose of encouraging retention.

The compensation committee approves all stock option grants to the named executive officers. In previous years, annual stock option grants to the named executive officers were awarded at the compensation committee meeting at which annual executive compensation decisions were made, generally in early January. In 2009, the compensation committee changed this policy to align the dates on which annual stock option grants were awarded to named executive officers and all other employees. As a result, in 2009, annual stock option grants to the named executive officers were awarded on the last business day of January. Stock options are granted under our 2001 Stock Incentive Plan (the “2001 Plan”), have an exercise price equal to the closing market price of our common stock on the grant date and vest over a period of four years. We do not have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material nonpublic information.

Perquisites

We prefer to limit perquisites. However, Dr. Carter received certain perquisites, such as the use of an automobile, a health club membership and tax advice. These were negotiated prior to our separation from Novo Nordisk in 2000 and were based on the perquisites he received during his employment by Novo Nordisk. The compensation committee evaluated these perquisites as part of the process of renewing Dr. Carter’s employment contract in 2005 and determined them to be reasonable based on his position as Chief Executive Officer. Following his retirement as Chief Executive Officer in January 2009, Dr. Carter is no longer eligible for these benefits.

Deferred Compensation Plan

Our named executive officers are eligible to participate in our Deferred Compensation Plan for Key Employees. The Deferred Compensation Plan is intended to allow the executives to defer current income, without being limited by the Internal Revenue Code contribution limitations for 401(k) plans. Under the Deferred Compensation Plan, an executive may irrevocably elect, on an annual basis, to defer up to 50% of his or her salary and up to 100% of his or her bonus paid for services rendered in the relevant year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are adjusted for notional investment earnings. These earnings are based on the return of the investment tracking funds to which the executive has allocated his or her accounts under the Deferred Compensation Plan. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time.

Dr. Carter and Mr. Dwyer are the only named executive officers identified in the Summary Compensation Table who participated in our Deferred Compensation Plan for Key Employees during 2008 and disclosures regarding their participation are provided in the Nonqualified Deferred Compensation Table for Fiscal Year 2008 and the narrative explanation that accompanies that table.

Stock Ownership Guidelines

Currently, there is no requirement for an executive to own our stock. The compensation committee has discussed the possibility of introducing stock ownership guidelines for executives in the connection with the possible introduction of stock-based compensation vehicles other than stock options. However, there are currently no plans to introduce stock ownership guidelines or stock-based compensation vehicles other than stock options for executives. In January 2008, the compensation committee awarded each employee, including the named executive officers, 100 unrestricted shares of our common stock to mark the approval of RECOTHROM by the FDA. The committee does not consider these shares a material component of the named executive officers’ compensation nor as indicative of a current intent to use stock-based compensation vehicles other than stock options for executives.

Potential Post-Termination Payments

We believe that the payments described later in this proxy statement under the heading “Potential Payments upon Termination or a Change in Control” are customary in the industry and necessary to attract and retain qualified, experienced executive personnel.

Tax and Accounting

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation payments in excess of $1 million to each of our Chief Executive Officer and our other named executive officers (other than our Chief Financial Officer). Certain performance-based compensation is not subject to the limitation on deductibility. For awards under our 2001 Plan to continue to be deductible under Section 162(m) as performance-based compensation, shareholders were asked at our 2006 Annual Meeting to approve the material terms of the 2001 Plan. Shareholders gave the requested approval and, therefore, long-term awards granted under the 2001 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. In 2008, compensation to our Chief Executive Officer and each of our other named executive officers did not exceed $1 million for purposes of Section 162(m), and we expect the same to be true for 2009. However, we may in the future approve annual compensation that exceeds the $1 million limitation if we feel that it is in the best interests of our shareholders.

Compensation Committee Report

The compensation committee has reviewed and discussed with ZymoGenetics’ management the part of this Proxy Statement under the heading “Compensation Discussion and Analysis” and, based on such review and discussion, the compensation committee recommended to ZymoGenetics’ Board that the Compensation Discussion and Analysis be included in ZymoGenetics’ Proxy Statement for fiscal year 2008.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

James A. Harper

Judith A. Hemberger

Jonathan S. Leff

Summary Compensation Table for Fiscal Year 2008

The following table provides certain compensation information for the fiscal year ended December 31, 2008 for our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executives other than our Chief Executive Officer and Chief Financial Officer. 2007 and 2006 compensation information is also provided for those executives who were included in the Summary Compensation Table for fiscal years 2007 and 2006.

Name and Principal Position	Year	Salary (1) (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) (6) ($)	All Other Compensation (7) ($)	Total ($)
Bruce L.A. Carter, Ph.D.*	2008	636,681	1,305	1,386,077	185,231	43,116	2,252,410
Chief Executive Officer and Chairman of the Board	2007 2006	612,551 591,544		1,571,401 1,506,590	276,373 297,415	41,225 37,668	2,501,550 2,433,217

James A. Johnson	2008	368,017	1,305	478,853	107,511	17,056	972,742
Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	338,968 312,706		493,865 409,995	111,825 101,872	14,804 14,598	959,462 839,171

Douglas E. Williams, Ph.D.*	2008	482,050	1,305	1,254,863	140,244	11,745	1,890,207
President and Chief Scientific Officer	2007 2006	437,917 395,833		1,165,298 997,686	209,250 151,200	9,740 9,559	1,822,205 1,554,278

Nicole Onetto, M.D.	2008	374,483	1,305	576,850	95,798	18,398	1,066,834
Senior Vice President and Chief Medical Officer	2007 2006	357,132 346,233		532,787 451,483	88,623 103,000	15,312 32,173	993,854 932,889

Michael J. Dwyer †	2008	294,350	1,305	583,734	28,774	16,171	924,334
Senior Vice President, Sales and Marketing	2007	283,193		581,654	73,398	13,933	952,178

*	Dr. Carter retired as our Chief Executive Officer in January 2009. Dr. Williams became Chief Executive Officer as of Dr. Carter’s retirement.

†	Mr. Dwyer’s employment with us terminated in March 2009.

(1)	The amounts reported in the Salary column represent the dollar amounts actually earned by each executive in the year indicated, including adjustments for annual pay raises and pay raises in connection with promotions. Annual incentive awards are based on the salaries in effect on the date of the award.

(2)	The amounts reported in the Salary column for Dr. Carter and Mr. Dwyer include amounts deferred under the company’s Deferred Compensation Plan for Key Employees. Dr. Carter deferred $127,336 in 2008, $122,510 in 2007 and $207,040 in 2006. Mr. Dwyer deferred $29,435 in 2008 and $28,320 in 2007. No above market or preferential earnings were paid on the amounts shown for Dr. Carter or Mr. Dwyer.

(3)	The amounts reported in the Stock Awards column reflect the dollar amounts recognized as stock-based compensation expense for 2008 for financial accounting purposes related to a grant of 100 unrestricted shares of our common stock to each of our employees, including the named executive officers, to mark the approval of RECOTHROM by the FDA. The compensation expense for each named executive officer was equal to the product of 100 shares and $13.05 per share, the closing price of our common stock on the grant date of the shares.

(4)

The amounts reported in the Option Awards column reflect the dollar amounts recognized as stock-based compensation expense for the year indicated for financial accounting purposes related to stock options granted to each executive in the year indicated and in years prior to such year, before reflecting forfeitures, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining the 2008 amounts.

(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amount of the annual incentive award earned for performance in the year indicated but paid out in the subsequent year.

(6)	The amounts reported in the Non-Equity Incentive Plan Compensation column for Dr. Carter and Mr. Dwyer include amounts deferred under the company’s Deferred Compensation Plan for Key Employees. Dr. Carter deferred $276,373 in 2008 (based on 2007 performance) and $297,415 in 2007 (based on 2006 performance). Mr. Dwyer deferred $7,340 in 2008 (based on 2007 performance). No above market or preferential earnings were paid on the amounts shown for Dr. Carter or Mr. Dwyer.

(7)	Unless otherwise noted, the amounts shown in the All Other Compensation column for 2008 consist of employer contributions to our 401(k) retirement plan of up to $13,800 for each named executive officer, the reimbursement of home telephone bills and premiums for supplemental term life insurance. Except for Dr. Williams, all of the named executive officers received the maximum employer contribution of $13,800 to our 401(k) retirement plan. Dr. Williams received $9,579 in employer matching contributions. For Dr. Carter, the amounts shown in the All Other Compensation column also include the cost in 2008 of providing an automobile together with related operating costs of $15,572, the cost of tax advice of $8,687 and the cost of health club membership fees. The cost of perquisites included in the All Other Compensation column is the actual cost to the company except with respect to the cost of Dr. Carter’s car. The company owns the car provided to Dr. Carter and the amount included is the cost to lease a similar car.

Grants of Plan-Based Awards Table for Fiscal Year 2008

The following table provides information regarding grants of plan-based awards to the named executive officers identified below under our 2001 Plan and under our annual incentive plan during the fiscal year ended December 31, 2008.

Name	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Bruce L.A. Carter, Ph.D.	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						135,000	10.89	789,615
			319,364	479,046
					Not Applicable	Not Applicable
James A. Johnson	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						47,250	10.89	276,365
			147,680	203,060
					60,000	80,000
Douglas E. Williams, Ph.D.	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						148,500	10.89	868,577
	11/18/2008	(7)						500,000	3.50	953,000
			241,800	362,700
					150,000	225,000
Nicole Onetto, M.D.	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						33,075	10.89	193,456
			131,591	187,988
					45,000	60,000
Michael J. Dwyer	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						34,300	10.89	200,621
			103,354	147,648
					45,000	60,000

(1)	The amounts shown in the Estimated Future Payouts under Non-Equity Incentive Plan Awards column are the payout levels for annual incentive awards described under the heading “Compensation Discussion and Analysis – Annual Incentives.” The amounts shown are based on salaries as of February 1, 2008. Because the lowest possible payment is zero, we have not indicated a threshold payout amount. Actual amounts earned for 2008 performance are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal Year 2008.

(2)	The amounts shown in the Estimated Future Payouts under Equity Incentive Plan Awards column are the payout levels for long-term incentive awards described under the heading “Compensation Discussion and Analysis – Long-Term Incentives.” Actual stock option grants were approved in January 2009 and are discussed under the heading “Compensation Discussion and Analysis – Long-Term Incentives.” Due to his retirement in January 2009, Dr. Carter was not awarded a stock option as a long-term incentive.

(3)	The exercise price of the options is equal to the closing market price of the common stock on the grant date as reported by the NASDAQ Global Market.

(4)	Represents grant date fair value of stock and stock options granted in 2008. See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining the grant date fair value of stock options. The grant date fair value of the stock awards is equal to the fair market value of such awards on the grant date.

(5)	Represents an award of 100 unrestricted shares of our common stock in recognition of FDA approval of RECOTHROM.

(6)	The option was granted as a long-term incentive award based on performance in 2007.

(7)	The option was granted in connection with Dr. Williams’ promotion to Chief Executive Officer.

The plans governing the awards included in the Summary Compensation Table and the Grants of Plan-Based Awards Table are the annual incentive plan and the 2001 Plan. The annual incentive plan is described in this Proxy Statement under the heading “Compensation Discussion and Analysis – Annual Incentives.” Each option shown in the Grants of Plan-Based Awards Table was granted under the 2001 Plan, has a 10-year term and is granted as an incentive stock option to the maximum extent permitted under applicable federal tax rules and to the extent not so permitted, is granted as a nonqualified stock option. Each option shown in the Grants of Plan-Based Awards Table (except for the option for 500,000 shares granted to Dr. Williams) vests as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date, and thereafter 1/12th of the then remaining shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date. The option for 500,000 shares granted to Dr. Williams vests 1/4th on the one-year anniversary of his promotion to Chief Executive Officer and an additional 1/12th of the remaining shares subject to the option vest after each three-month period thereafter.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table provides information about outstanding stock options held by the named executive officers as of December 31, 2008. The options granted in 2008 are also disclosed in the Grants of Plan-Based Awards Table.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable (1)
Bruce L.A. Carter, Ph.D.	426,000	—	2.78	08/23/2010
	288,000	—	2.78	03/08/2011
	166,177	—	8.50	12/16/2012
	119,761	—	17.15	01/07/2014
	160,545	9,375	21.26	01/26/2015
	46,875	3,125	20.61	02/03/2015
	97,306	35,938	18.38	01/05/2016
	65,625	84,375	15.27	01/05/2017
	—	135,000	10.89	01/18/2018

James A. Johnson	165,000	—	2.78	03/02/2011
	54,000	—	2.78	03/08/2011
	35,000	—	9.80	03/21/2013
	33,465	—	17.15	01/07/2014
	49,069	3,125	21.26	01/26/2015
	31,540	13,125	18.38	01/05/2016
	22,837	29,363	15.27	01/05/2017
	7,125	15,675	14.73	07/02/2017
	—	47,250	10.89	01/18/2018

Douglas E. Williams, Ph.D.	300,000	—	19.27	11/01/2014
	32,049	13,125	18.38	01/05/2016
	25,375	32,625	15.27	01/05/2017
	13,125	28,875	14.73	07/02/2017
	—	148,500	10.89	01/18/2018
	—	500,000	3.50	11/18/2018

Nicole Onetto, M.D.	162,500	37,500	15.90	09/23/2015
	6,657	2,735	18.38	01/05/2016
	16,537	21,263	15.27	01/05/2017
	—	33,075	10.89	01/18/2018

Michael J. Dwyer (2)	125,000	75,000	18.50	06/15/2016
	8,925	11,475	15.27	01/05/2017
	—	34,300	10.89	01/18/2018

(1)

With the exception of Dr. Williams’ option for 500,000 shares, each unvested option vests as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column), and thereafter 1/12th of the then remaining shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date. The option for 500,000 shares granted to Dr. Williams vests 1/4th on the one-year anniversary of his promotion to Chief Executive Officer and an additional 1/12th of the remaining shares subject to the option vest after each three-month period thereafter.

(2)	Mr. Dwyer’s employment with us terminated in March 2009 and his options that were vested as of the date of termination remained exercisable for three months following termination.

Option Exercises and Stock Vested Table for Fiscal Year 2008

No named executive officer exercised stock options during the fiscal year ended December 31, 2008. On January 17, 2008, each of our employees, including the named executive officers, received 100 shares of our common stock in recognition of FDA approval of RECOTHROM. The shares were fully vested upon grant and, based on our common stock’s closing price of $13.05 on that date, had a value to each named executive officer of $1,305.

Nonqualified Deferred Compensation Table for Fiscal Year 2008

The following table provides information for each of our named executive officers regarding aggregate executive and company contributions and aggregate earnings for 2008 and year-end account balances under the ZymoGenetics Deferred Compensation Plan for Key Employees. All named executive officers identified in the Summary Compensation Table are eligible to participate in our Deferred Compensation Plan for Key Employees. To date, however, only Dr. Carter and Mr. Dwyer have elected to participate.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year (#) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Bruce L.A. Carter, Ph.D.	403,709	—	(1,182,627)	113,242	1,841,823
James A. Johnson	—	—	—	—	—
Douglas E. Williams, Ph.D.	—	—	—	—	—
Nicole Onetto, M.D.	—	—	—	—	—
Michael J. Dwyer	36,775	—	(14,300)	—	50,578

(1)	$127,336 of the amount deferred by Dr. Carter was included in the Salary column of the Summary Compensation Table for fiscal year 2008. The balance of the amount deferred by Dr. Carter, namely $276,373, represents Dr. Carter’s annual incentive award based on 2007 performance. $29,435 of the amount deferred by Mr. Dwyer was included in the Salary column of the Summary Compensation Table for fiscal year 2008. The balance of the amount deferred by Mr. Dwyer, namely $7,340, represents a portion of Mr. Dwyer’s annual incentive award based on 2007 performance.

(2)	The company does not contribute to the Deferred Compensation Plan for Key Employees.

(3)	This amount represents the actual decrease in the value of the investments selected by the executive. No related amount was included in the Summary Compensation Table for fiscal year 2008 because none of the amount shown was above-market or preferential.

(4)	$207,040 $122,510 and $127,336 of the amount deferred by Dr. Carter was included in the Salary column of the Summary Compensation Table for fiscal years 2006, 2007 and 2008, respectively. $297,415 and $276,373 of the amount shown was included in the Non-Equity Incentive Compensation column of the Summary Compensation Table for fiscal years 2006 and 2007, respectively. $29,435 and $28,340 of the amount deferred by Mr. Dwyer was included in the Salary column of the Summary Compensation Table for fiscal years 2008 and 2007, respectively. $7,340 of the amount deferred by Mr. Dwyer was included in the Non-Equity Incentive Compensation column of the Summary Compensation Table for fiscal year 2007.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As a result, it is subject to the requirements of Section 409A of the Internal Revenue Code, and we have administered it in good faith compliance with those requirements since January 1, 2004, Section 409A’s effective date. During 2008, we amended the Deferred Compensation Plan document to conform it to Section 409A’s requirements. Amounts deferred prior to 2005 (and any notional earnings attributable to those deferrals, as explained below), however, are not subject to Section 409A’s requirements and continue to be governed under the terms of the Deferred Compensation Plan as in effect on December 31, 2004. Under the Deferred Compensation Plan, an executive is fully vested in his or her deferrals (and any notional earnings attributable to those deferrals) at all times.

Under the Deferred Compensation Plan, a named executive officer may elect to defer up to 50% of his or her salary and up to 100% of his or her bonus for a year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are also adjusted for notional investment earnings, which are based on the return of the investment tracking funds to which the executive has allocated his or her accounts. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time. The plan also permits us to make additional contributions on behalf of one or more participants. However, no such contributions have ever been made. These additional contributions are subject to the same vesting, distribution and notional investment rules as are executive deferrals.

At the time the executive files his or her deferral election for a particular year, the executive must designate whether he or she wants the amount to be deferred for that year (and any notional earnings attributable to that amount) paid at termination of employment or on a different date. If an executive elects a date other than termination of employment, then that date may not be earlier than three years after the election. Similarly, at the time of the deferral election, the executive must irrevocably designate whether he or she wishes to have the amount deferred for the relevant year (and any notional earnings attributable to that amount) distributed in a lump sum or in substantially equal annual installments. Any annual installments can be paid over a period of up to ten years (as elected by the executive). Executives are not normally permitted to change their distribution elections. However, in accordance with special transition rules in effect under Section 409A through December 31, 2008, executives were permitted to make such changes prior to December 31, 2008. If an executive is a “specified employee” as defined in Section 409A (generally, any company officer) on his or her termination date and the executive elected to have payment made or commence to be made upon termination of employment, then, as required by Section 409A, payment will be delayed until six months after the executive’s termination. As of December 31, 2008, Dr. Carter and Mr. Dwyer were specified employees. If the executive dies before all of his or her deferrals (and related notional earnings) have been distributed, then any remaining amounts will be paid to his or her beneficiary in a lump sum.

There are two situations in which an executive can withdraw amounts from his or her Deferred Compensation Plan accounts early (that is, prior to the date(s) he or she has elected for distribution of those accounts). First, under certain circumstances, an executive may elect an early withdrawal from his or her accounts if he or she experiences an unforeseeable emergency. Second, for amounts that were deferred prior to 2005 (but not amounts that are deferred in 2005 or later), the executive may elect an early withdrawal from his or her accounts for any reason by paying a penalty equal to 10% of the amount withdrawn.

The Deferred Compensation Plan is considered to be an unfunded plan, which means its benefits are paid by us out of our general assets. However, to assist us in meeting our payment obligations under the Deferred Compensation Plan, we have established a trust to which we contribute amounts equal to the executives’ deferrals each year. The trust’s assets are considered to be part of our general assets, so that if we ever become bankrupt or insolvent, they will be available to help us satisfy our obligations to all of our general creditors, not just our obligations under the Deferred Compensation Plan. (The executives are considered to be general creditors with respect to their accounts under the Deferred Compensation Plan.) Benefits are paid from this trust, to the extent its assets are sufficient to pay them, and from our other general assets, to the extent the trust’s assets are not sufficient to pay them.

Potential Payments upon Termination or a Change in Control

The table below describes the potential payments to each of our named executive officers upon an involuntary termination of employment without cause by us or with good reason by the executive prior to, or in the event of, a change in control and a termination of employment by reason of death or disability. The table reflects incremental compensation and does not show accrued liabilities, such as accrued salary, bonus or vacation, or benefits generally available to all employees. The amounts assume that each such termination was effective December 31, 2008 (the last business day of fiscal 2008). The amounts shown in the table are estimates only as the actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

Amounts are shown for Dr. Carter below, but effective January 2, 2009, Dr. Carter retired as our Chief Executive Officer. Dr. Carter did not receive any severance benefits as a result of his retirement.

Name	Benefit	Involuntary (Without Cause or Good Reason) Termination Prior to Change in Control ($)		Change in Control ($) (1)		Death or Disability ($)
Bruce L.A. Carter, Ph.D.	Base Salary	1,277,456	(2)	1,277,456	(2)	—
	Bonus (3)	134,133		134,133		—
	Supplemental Life Insurance (4)	—		—		300,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	24,127		24,127		—

	Total	1,435,716		1,435,716		300,000

James A. Johnson	Base Salary	369,200	(7)	553,800	(8)	—
	Bonus (3)	—		261,689		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	17,735		17,735		—

	Total	386,935		833,224		200,000

Douglas E. Williams, Ph.D.	Base Salary	483,600	(7)	967,200	(8)	—
	Bonus (3)	—		585,156		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	17,735		17,735		—

	Total	501,335		1,570,091		200,000

Nicole Onetto, M.D.	Base Salary	375,975	(7)	375,975	(8)	—
	Bonus (3)	—		167,385		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	12,063		12,063		—

	Total	388,038		555,423		200,000

Michael J. Dwyer*	Base Salary	295,296	(7)	295,296	(8)	—
	Bonus (3)	—		177,933		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	17,735		17,735		—

	Total	313,031		490,964		200,000

*	Mr. Dwyer’s employment with us terminated in March 2009.

(1)	Except as described in footnote (5), all payments in this column occur only in the event the named executive officer is terminated without cause or the officer terminates his employment for good reason after a change in control, which termination, for all named executive officers other than Dr. Carter, must occur within two years after the change in control. Payments in this column have not been reduced in the event that such payments will result in golden parachute excise taxes under Section 280G of the Internal Revenue Code, which reduction in payments will occur if it results in a greater net, after-tax benefit to the named executive officers than full payment of all amounts otherwise due. Employment agreements for all the named executive officers other than Dr. Carter provide for such a reduction.

(2)	Payable in the course of our regularly scheduled payroll over 24 months or, at Dr. Carter’s election, in a discounted lump sum amount using a 6% discount factor.

(3)	The bonus amount actually paid for 2008 performance was deducted in calculating the amount shown.

(4)	Benefits are paid under the supplemental term life insurance policy only in the event of death.

(5)	There is no amount shown for acceleration of stock option vesting because the exercise prices for the named executive officer’s unvested stock options are above $3.00 per share, the fair market value of the underlying common stock as of December 31, 2008. Pursuant to the terms of our 2001 Plan, an executive’s stock options will accelerate following a change in control, unless they are assumed or substituted by the successor company, even if employment is not terminated.

(6)	Represents estimated COBRA premiums to be paid by us for 24 months in the case of Dr. Carter and twelve months in the case of the other named executive officers.

(7)	Payable in the course of our regularly scheduled payroll over 12 months.

(8)	Payable in a lump sum.

2001 Stock Incentive Plan

If the employment of a participant, including a named executive officer, terminates by reason of death, each outstanding award under our 2001 Plan will automatically accelerate and become 100% vested and exercisable.

If a corporate transaction specified in our 2001 Plan occurs, each outstanding option under the plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless:

•	the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation; or

•	individual agreements provide otherwise.

Under the 2001 Plan, a corporate transaction is defined to include:

•

a merger or consolidation of the company with or into another company, entity or person (other than a merger or consolidation in which the holders of voting securities of the company before the transaction continue to hold at least a majority of the successor company’s voting securities); or

•	a sale, lease, exchange or other transfer of all or substantially all of the company’s outstanding securities or assets (other than to a majority-owned subsidiary company).

Any option or other equity award that a participant, including a named executive officer, holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate and become 100% vested and exercisable if the participant’s employment is terminated by the successor corporation without cause within one year after the corporate transaction.

Deferred Compensation Plan

Our Deferred Compensation Plan for Key Employees is fully funded by the executives. Consequently, there would be no incremental cost to us in the event that an executive’s employment terminated and the deferred compensation was paid out.

Employment Agreements

We enter into employment agreements with each of our executive officers, the terms of which are summarized below for our named executive officers.

Bruce L.A. Carter

Effective January 2, 2009, Bruce L.A. Carter, our Chief Executive Officer, retired and, under the terms of his employment agreement with us, he was not entitled to any benefits other than the right to receive accrued but unpaid benefits. While in effect during 2008, the agreement provided that we could terminate Dr. Carter’s employment at any time, with or without cause. However, in the event Dr. Carter was terminated without cause or he terminated his employment for good reason, we were required to pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts could be payable in a discounted lump sum at Dr. Carter’s request, (2) a prorated bonus at the target amount for the year of termination, (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits were provided to him by another employer and (4) if the termination was upon or followed a change in control or resulted from death or disability, full vesting of all stock options.

Under Dr. Carter’s employment agreement, “good reason” was defined to include:

•	a significant diminution of Dr. Carter’s position, including status, offices, titles and reporting relationships, authority, duties or responsibilities;

•	failure to pay the compensation and benefits described in Dr. Carter’s employment agreement;

•	relocation of the Company’s headquarters more than 20 miles from its current headquarters without Dr. Carter’s consent; and

•

our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceased to hold the position of Chief Executive Officer of the parent or combined entity resulting from such change in control.

Under Dr. Carter’s employment agreement, “cause” was defined to include:

•	Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud; or

•	Dr. Carter’s engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation.

For purposes of Dr. Carter’s employment agreement, a “change in control” was deemed to happen upon the occurrence of the following events:

•	certain mergers, reorganizations or sales or other disposition of all or substantially all of our assets as a result of which:

•	our shareholders held 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders held 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders held more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders held more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision, which provisions survive his retirement. In addition, Dr. Carter’s employment agreement allows him a period of three years following his retirement to exercise stock options vested on the date of his retirement.

Douglas E. Williams, James A. Johnson, Nicole Onetto and Michael J. Dwyer

Our employment agreements with Dr. Williams, Mr. Johnson, Dr. Onetto and Mr. Dwyer were amended and restated in June 2008 to be compliant with Section 409A of the Internal Revenue Code and to make other changes recommended by our consultant during 2008. Following Dr. Williams’ promotion to Chief Executive Officer in January 2009, his employment agreement, as amended and restated in June 2008, was further amended and continues to govern the terms and conditions of his employment with us.

Each employment agreement has a two-year term, subject to automatic one-year renewal periods unless timely notice of non-renewal is given. Under the employment agreements, we may terminate an executive officer’s employment at any time, with or without cause. However, if we terminate an executive officer without cause or if an executive officer terminates employment for good reason, we must pay him or her severance benefits. The type and amount of the severance benefits depend on the type of termination, such as whether it occurs within two years after a change in control.

Upon termination by us for cause or by the named executive officer for other than good reason, we must pay only benefits accrued but not yet paid as of the termination date, such as accrued salary, deferred compensation and vacation pay.

Upon termination by us for reasons other than cause or by the named executive officer for good reason, either prior to a change in control or more than two years after a change in control, we must pay severance benefits to the named executive officer, including (1) annual base salary for a period of one year after termination and (2) contributions toward the cost of COBRA health care continuation coverage under our group health plans until the earlier of one year after termination or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage.

Upon termination within two years after a change in control by us (or a successor) for reasons other than cause or by the named executive officer for good reason, we must pay severance benefits to the named executive officer, including (1) a lump sum equal to the sum of his or her then current annual salary plus bonus at the target amount for the year of termination multiplied by, in the case of Dr. Williams, two, in the case of Mr. Johnson, one and one-half, and, in the case of Dr. Onetto and Mr. Dwyer, one, (2) a bonus at the target amount for the year of termination prorated through the date of the change in control (if the executive is not otherwise entitled to receive an annual bonus upon termination of employment), (3) contributions toward the cost of COBRA health care continuation coverage under our group health plans until the earlier of one year after termination or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage and (4) full vesting of all stock options.

As a condition to payments and benefits under the amended and restated employment agreements, each named executive officer must execute a general release and waiver of claims. The employment agreements also contain one-year noncompetition and nonsolicitation covenants. If payments due to a named executive officer under an employment agreement will result in golden parachute excise taxes imposed by Section 280G of the Internal Revenue Code, such payments will be reduced if and to the extent that doing so results in a greater net, after-tax benefit to the executive than full payment of all amounts otherwise due under the agreement.

Prior to the June 2008 amendments to the employment agreements, the employment agreements provided that upon an executive officer’s termination of employment by us without cause or by the executive officer for good reason, we must pay current annual base salary for 12 months following termination. A review of prevailing market practice by our consultant among different executive positions in our comparison group identified above in “Compensation Discussion and Analysis – Benchmarking” resulted in the foregoing changes to our employment agreements.

Under the employment agreement of Dr. Williams (as amended through the present date), “good reason” is defined to include:

•	a demotion or other material reduction in the nature or status of Dr. Williams’ responsibilities;

•	a reduction in Dr. Williams’ annual base salary;

•

the requirement by a successor company that Dr. Williams relocate his principal place of employment to a location more than 50 miles from the principal place of employment where Dr. Williams was employed;

•	our failure to obtain an agreement from a successor company to assume and perform the obligations of Dr. Williams’ employment agreement;

•	following a change of control, Dr. Williams’ ceasing to hold the position of Chief Executive Officer; and

•

following a merger or similar transaction that does not constitute a change of control, someone other than Dr. Williams holding the position Dr. Williams held on the effective date of their employment agreement.

Under the amended and restated employment agreements of Mr. Johnson, Dr. Onetto and Mr. Dwyer, “good reason” is defined to include:

•	a material reduction in the executive’s base compensation;

•	a material reduction in the executive’s authority, duties or responsibilities;

•	a material reduction in the budget over which the executive retains authority;

•

the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed; or

•	a material breach of the executive’s employment agreement by us or a successor company.

Under each amended and restated employment agreement, “cause” is defined to include:

•	the executive’s willful misconduct or insubordination in the performance of his duties that results in a material adverse effect on us;

•	willful actions or intentional failures to act made in bad faith by the executive that materially impair our business, goodwill or reputation;

•

the executive’s use of controlled substances; deception, fraud, misrepresentation by the executive; or any incident materially compromising the executive’s reputation or ability to represent us with investors, customers or the public;

•	the executive’s conviction of a felony involving an act of dishonesty, moral turpitude or fraud; or

•	a material violation of the executive’s inventions agreement with us.

Under each amended and restated employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events, provided such event or occurrence also constitutes a change in ownership or effective control of us, or in the ownership of a substantial portion of our assets, within the meaning of Section 409A of the Internal Revenue Code:

•	certain mergers, reorganizations or sales or other dispositions of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

DIRECTOR COMPENSATION

All of our directors serving in 2008, with the exception of Dr. Carter, earned director compensation in the form of an annual retainer of $35,000. Additionally, our Lead Independent Director is paid an annual retainer of $15,000, directors who serve on committees are paid the annual retainers described in the table set forth below, and, in December 2008, the compensation committee approved an annual retainer of $35,000 to be paid to our non-executive Chairman beginning in 2009. Employee directors are not paid separate compensation for service on the Board.

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$10,000	$6,000
Nominating and Corporate Governance Committee	$6,000	$4,000

In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

Immediately following each year’s annual meeting, each of our continuing nonemployee directors automatically receives a nonqualified stock option grant of 12,000 shares under our Stock Option Grant Program for Nonemployee Directors, which is administered under our 2001 Plan. These options fully vest on the date of the next annual meeting assuming continued service by the nonemployee director until that date. Upon the initial election of a new nonemployee director, the director receives a nonqualified stock option grant of 20,000 shares under our Stock Option Grant Program. This option vests 1/3 on each anniversary of the date of grant over a three-year period. If this initial option is granted within five months before an annual meeting, the first annual option grant of 12,000 shares will not be granted until immediately following the second annual meeting after the date of the initial grant. Options granted under the Stock Option Grant Program have exercise prices equal to the closing price of the common stock on the date of grant and expire ten years after the date of grant, or, if earlier, one year after the director’s termination of service with us. The options also become fully vested in the event of death and certain corporate transactions, such as a merger or sale of assets.

Director Compensation Table for Fiscal Year 2008

The following table sets forth the compensation of our directors for 2008. As an employee director during 2008, Dr. Carter did not receive any separate compensation for his service on the Board. See the Summary Compensation Table for disclosure relating to Dr. Carter, who served as our Chief Executive Officer until January 2, 2009. As non-executive Chairman in 2009, he will receive compensation as disclosed above.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) (3) ($)	Total ($)
James A. Harper	51,000	75,023	126,023
Judith A. Hemberger, Ph.D.	41,000	75,023	116,023
David I. Hirsh, Ph.D.	35,000	75,023	110,023
Jonathan S. Leff	45,000	75,023	120,023
David H. MacCallum	49,000	75,023	124,023
Kurt Anker Nielsen	61,000	75,023	136,023
Edward E. Penhoet, Ph.D.	60,000	75,023	135,023
Lars Rebien Sørensen (4)	—	75,023	75,023

(1)	Each of the directors identified in the Director Compensation Table was granted a nonqualified stock option to purchase 12,000 shares of common stock under our Stock Option Grant Program for Nonemployee Directors with an exercise price of $7.90 (which is equal to the closing market price of our common stock on June 18, 2008, the date of grant). Each option vests in full on the date of the following annual meeting of the company and has a term of 10 years.

(2)	The amounts reported in the Option Awards column reflect the dollar amount of expense recognized for 2008 financial accounting purposes for stock options granted to each director in 2008 and in prior years before reflecting forfeitures, determined in accordance with FAS 123R. See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining such amounts. The per share grant date fair value of the options granted to each director identified in the Director Compensation Table in 2008, determined in accordance with FAS 123R, was $4.435, and the total grant date fair value of such options was $53,220. See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining such fair value.

(3)	The following table sets forth the aggregate number of option awards held by each director as of December 31, 2008:

Name	Aggregate Number of Option Awards
James A. Harper	59,000
Judith A. Hemberger, Ph.D.	44,000
David I. Hirsh, Ph.D.	66,655
Jonathan S. Leff	66,655
David H. MacCallum	51,500
Kurt Anker Nielsen	66,655
Edward E. Penhoet, Ph.D.	210,655
Lars Rebien Sørensen	66,655

(4)	At the request of Novo Nordisk, no payments were actually made to Mr. Sørensen. Novo Nordisk is determining how best to address Danish tax considerations relating to Mr. Sørensen’s fees and, in the meantime, we have accrued the fees as a liability. Our relationship with Novo Nordisk is described below under the heading “Certain Transactions.”

CORPORATE GOVERNANCE

Voting Agreement regarding Directors

Four out of nine of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000, as amended. Pursuant to the shareholders’ agreement, we nominate and Novo Nordisk votes its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote their shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk are Messrs. Nielsen and Sørensen. Both Messrs. Hirsh and Nielsen have been nominated for election as directors at this Annual Meeting pursuant to the shareholders’ agreement.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were twelve meetings of the Board of Directors. For a portion of four of the meetings of the Board, the non-independent directors were excused leaving the independent directors to meet in special session. With the exception of Mr. Sørensen, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which he or she served. Other than Dr. Carter, who served as our Chief Executive Officer throughout 2008, Dr. Williams, who has served as our Chief Executive Officer from January 2009, and Mr. Sørensen, our Board determined that all of our current directors are “independent” as such term is defined in the Nasdaq Marketplace Rules. Dr. Penhoet is our lead independent director. His duties include chairing executive sessions of the Board’s independent directors and discussing with the Chairman of the Board of Directors the functioning of the Board and agenda items for meetings of the Board.

The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee.

Compensation Committee. The compensation committee is responsible for approving and evaluating policies regarding executive compensation programs and practices, including reviewing and approving the compensation of our executive officers, carrying out duties under our incentive compensation plans and other plans as may be assigned to the compensation committee by the Board of Directors and performing other duties specified in its written committee charter. As it deems appropriate, the compensation committee may retain independent counsel, accounting and other professionals to assist the committee and may form and delegate authority to subcommittees or designated members of the Board of Directors or ZymoGenetics officers. The committee charter is posted on our website at www.zymogenetics.com. The current members of the compensation committee are Edward E. Penhoet (chairman), James A. Harper, Judith A. Hemberger and Jonathan S. Leff. Each of the members of the compensation committee is independent in accordance with the Nasdaq Marketplace Rules. The compensation committee met seven times during the last fiscal year. The role compensation consultants and management played in determining and recommending executive compensation is discussed in this Proxy Statement under the heading “Executive Compensation – Compensation Discussion and Analysis – Determining Executive Compensation.”

Audit Committee. The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our systems of internal control over financial reporting, reviews filings with the Commission and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is posted on our website at www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), James A. Harper and David H. MacCallum, who are all independent in accordance with the applicable rules promulgated by the Commission and the Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined by Commission and Nasdaq rules. The audit committee met nine times during the last fiscal year.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer, and within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. In addition, the committee develops and recommends to the Board corporate governance principles and policies, including corporate governance guidelines, and monitors compliance with such principles and policies. The committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website at www.zymogenetics.com. The current members of the committee are Kurt Anker Nielsen (chairman), Jonathan S. Leff and David H. MacCallum, who are independent in accordance with the Nasdaq Marketplace Rules. The nominating and corporate governance committee met twice during the last fiscal year.

Shareholders may recommend Board of Director nominees to the nominating and corporate governance committee by contacting in writing the Secretary of ZymoGenetics at our executive offices and including the information required by section 3.3 of our bylaws in such communication. The criteria used by the nominating and corporate governance committee in recommending candidates to the full Board include: industry knowledge and experience, particularly in the context of the Board’s needs; judgment; skills; diversity; age; service on other boards; and independence.

A total of eight directors and nominee directors attended the 2008 Annual Meeting of Shareholders, including two of the nominees for election. Although it is our policy that the directors nominated for election at the Annual Meeting attend the Annual Meeting, Mr. Sørensen was not able to attend the 2008 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o the Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications are compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for ZymoGenetics’ financial statements and the reporting process, including the systems of internal control over financial reporting. The audit committee monitors ZymoGenetics’ financial reporting processes and systems of internal control over financial reporting.

The current members of the audit committee are Kurt Anker Nielsen, James A. Harper and David H. MacCallum. All of the members of the audit committee are independent in accordance with applicable rules promulgated by the Commission and the Nasdaq Marketplace Rules. Each member is able to read and understand fundamental financial statements, including ZymoGenetics’ balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined by Commission rules.

The Board of Directors has adopted a written audit committee charter, which is posted on the company’s website at www.zymogenetics.com. The audit committee has reviewed and discussed with ZymoGenetics’ management and independent auditors the audited financial statements for fiscal year 2008 and management’s assessment of internal control over financial reporting as of December 31, 2008. In addition, the audit committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61, as amended (Codification of Statements on Auditing Standards, AU Section 380). The audit committee also has received the written disclosures and the letter from ZymoGenetics’ independent auditors required by Public Company Accounting Oversight Board (PCAOB) Rule 3526 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the audit committee recommended to ZymoGenetics’ Board of Directors that the audited financial statements for fiscal year 2008 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2008.

Audit Committee

Kurt Anker Nielsen (chairman)

James A. Harper

David H. MacCallum

CERTAIN TRANSACTIONS

Transactions with Related Persons

Novo Nordisk

Lars Rebien Sørensen, one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc. (formerly Novo Nordisk Pharmaceuticals, Inc.). Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary of Novo Nordisk, Inc. Novo Nordisk Biotech Holdings, Inc. and Novo A/S hold, in the aggregate, approximately 32% of our common stock.

The following agreements with Novo Nordisk entities were in place in the fiscal year ended December 31, 2008.

License, Collaborative and Data Sharing, and Manufacturing Agreements for IL-21. On August 21, 2001, Novo Nordisk licensed the rights to interleukin-21 (IL-21) outside of North America from us and is obligated to make milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. Effective August 2005, the parties entered into a collaborative data sharing and cross-license agreement to develop and execute a joint global clinical development plan for IL-21 to achieve regulatory approval of a common product in the companies’ respective territories. All activities falling under the agreed development plan were intended to be performed separately but, if the parties agreed, the development activity could be performed jointly. In the case of any agreed upon joint activities, cost sharing was to be determined prior to beginning the development activity. During 2008, joint development activities were insignificant. In January 2007, the parties entered into a manufacturing agreement whereby Novo Nordisk would supply IL-21 clinical materials to ZymoGenetics. During 2008, costs incurred by ZymoGenetics for the supply of clinical materials by Novo Nordisk were $0.8 million. Novo Nordisk made no payments to us in connection with any agreement relating to IL-21 for the year ended December 31, 2008.

In January 2008, Novo Nordisk announced that it was discontinuing its oncology research and development program and that it intended to out-license its rights to IL-21. In January 2009, we and Novo Nordisk restructured our relationship as it relates to IL-21. As part of the restructuring, the parties:

•

Amended and restated the license agreement such that it no longer covers the IL-21 protein. However, Novo Nordisk will continue to be responsible for developing other embodiments of IL-21, including antibodies to IL-21, outside North America. Novo Nordisk will continue to be obligated to pay us development milestones and royalties on any products developed by Novo Nordisk.

•

Entered into a license and transfer agreement whereby we receive an exclusive license outside North America to the intellectual property rights that Novo Nordisk developed relating to the IL-21 protein, and are obligated to make milestone payments based on approval and sales and pay single digit royalties on sales of any resulting products. In addition, we will pay Novo Nordisk a portion of any third party license fees above a certain threshold.

•

Terminated the collaborative data sharing and cross-license agreement. However, our exclusive license in North America to the intellectual property rights that Novo Nordisk developed relating to the IL-21 protein survives termination.

•	Terminated the manufacturing agreements and Novo Nordisk will transfer to us its existing stock of IL-21 protein.

As a result of this restructuring, we now have worldwide development and commercialization rights for products based on the IL-21 protein.

IL-20 License Agreements. Effective September 21, 2001, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to interleukin-20 (IL-20). In addition, effective as of January 1, 2004, we entered into a comparable agreement in North America. In connection with these agreements, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. In connection with these agreements, Novo Nordisk A/S paid us $2.0 million in the year ended December 31, 2008.

License Agreement for Undisclosed Protein. Effective December 28, 2006, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to an undisclosed protein. In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. Novo Nordisk made no payments to us in connection with the license agreement in the year ended December 31, 2008.

Recombinant Factor XIII License Agreement. We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004 and as amended December 7, 2007, under which we have granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII. We also transferred a significant body of information, experimental results, manufacturing methods and materials under this agreement. In connection with this agreement, Novo Nordisk A/S paid us $5.0 million in the year ended December 31, 2008. We are eligible to receive additional milestone payments under this agreement based on the achievement of development milestones and royalties on sales of any resulting products.

Insulin Agreement. We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $0.3 million for the year ended December 31, 2008.

Platelet-Derived Growth Factor Royalty Agreement. Effective as of January 1, 2000, Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. In connection with this agreement, we recorded royalty revenues of approximately $0.9 million for the year ended December 31, 2008.

Bayer

From September 2004 to March 2008, our current President, Stephen Zaruby, served as Vice President, Global Head, Hospital/Surgical Business Unit for Bayer HealthCare Pharmaceuticals (“Bayer HP”), a subsidiary of Bayer AG, a German health care, nutrition and high-tech materials company. As Vice President, Global Head, Hospital/Surgical Business Unit for Bayer HP, Mr. Zaruby was involved in the negotiation and implementation of the U.S. Co-Promotion Agreement and related arrangements on behalf of Bayer HP and related Bayer-entities (collectively, “Bayer”).

Bayer License and Collaboration Agreement for rThrombin and U.S. Co-Promotion Agreement for RECOTHROM®. In June 2007, we executed a license and collaboration agreement and a U.S. co-promotion agreement with Bayer. Pursuant to the license and collaboration agreement, Bayer will develop and commercialize the initial presentations of rThrombin outside the United States. Pursuant to the co-promotion agreement, Bayer HealthCare will contribute sales people and medical science liaisons for the first three years following the launch of RECOTHROM in the United States, which occurred in January 2008. Depending on the level of sales in the first two years, Bayer may have an option to extend the co-promotion agreement for one additional year. In addition, the license and collaboration agreement includes provisions through which the two companies may collaborate to develop subsequent presentations or line extensions of rThrombin, which we will commercialize within the United States and Bayer will commercialize outside the United States.

As part of these agreements, Bayer receives:

•	Development and commercialization rights to rThrombin outside the United States.

•

A tiered commission of up to 20% on RECOTHROM sales in the United States during a three-year co-promotion period. For two years following the end of the co-promotion period, a sales commission will be paid at a reduced rate, subject to an annual maximum.

•	Up to $20.0 million in sales bonus payments upon achievement of certain sales levels of RECOTHROM in the United States.

•	An option to co-develop or opt into our development of new presentations or line extensions of rThrombin and commercialize them outside the United States.

In return, we received:

•	A $30.0 million upfront payment in 2007.

•	A $40.0 million milestone payment upon the approval of RECOTHROM in the United States in January 2008.

•	$6.5 million in milestone payments upon the submission of RECOTHROM approval applications to the EMEA and Canada.

In addition, we will receive:

•	Up to approximately $120 million in development and sales-based milestone payments based on Bayer development and sales of rThrombin products outside the United States.

•	Tiered royalties based on annual sales of rThrombin products outside the United States.

In August 2008, Bayer submitted the Marketing Authorization Application to the European Medicines Agency (EMEA) for approval to market RECOTHROM Thrombin, topical (Recombinant) as a topical aid to control surgical bleeding. In November 2008, Bayer also filed a New Drug Submission with Health Canada for marketing authorization of RECOTHROM Thrombin in Canada

In connection with these agreements and events, Bayer paid to us $45.0 million in milestone and other payments in 2008, $20.0 million of which will be repaid to Bayer as United States sales bonuses under the co-promotion. We paid Bayer $0.6 million in sales commissions.

Deerfield Funds

Deerfield Capital, L.P. together with its affiliates, including the Deerfield Funds, beneficially own, in the aggregate, approximately 12% of our common stock.

On June 26, 2008, we entered into a $100 million funding arrangement with Deerfield Private Design Fund, L.P., a Delaware limited partnership, and Deerfield Private Design International, L.P., a British Virgin Islands limited partnership (collectively, the “Deerfield Funds”). As part of this funding arrangement, we and the Deerfield Funds entered into the following agreements, and in November 2008, we borrowed the first $25.0 million under the terms of such agreements.

Facility Agreement. Under the Facility Agreement, the Deerfield Funds have committed to loan to us up to $100 million in up to four $25 million funding tranches. The funding tranches may be drawn under the facility prior to January 27, 2010. Interest on the outstanding balance accrue at a rate of 4.9% per annum, compounded quarterly, which rate increases (i) to 6.9% per annum in the event that our cash and cash equivalents are less than $50,000,000 as of the last day of the immediately preceding fiscal quarter or (ii) if applicable, pursuant to the

Royalty Agreement as described below. Any outstanding balance must be repaid no later than June 26, 2013, and may be prepaid at any time, at our option, without any premium or penalty; provided that payment may be accelerated in certain circumstances, including, but not limited to, an event of default, a change-of-control or sale of a significant amount of our assets. On entering into the Facility Agreement, we paid to the Deerfield Funds a $1 million transaction fee.

Royalty Agreement. Under the Royalty Agreement, we pay to the Deerfield Funds a royalty on net sales of RECOTHROM® in the United States equal to 2% of those net sales for each $25 million funding tranche drawn under the facility (with a maximum royalty rate of 8% of the net sales if the full $100 million is drawn under the facility). Cumulative royalty payments are capped at an amount ranging from $18.75 million to $45 million depending on the amount drawn under the facility, with the royalty obligation beginning when the first funding tranche is drawn and ending when the entire outstanding balance has been repaid. We did not pay Deerfield Funds any money under the Royalty Agreement during 2008. In addition, the Royalty Agreement provides that in certain instances if our manufacturing or selling of RECOTHROM is impacted due to the infringement of a third party’s intellectual property rights that results in a material reduction in net sales of RECOTHROM in the United States, the Deerfield Funds have the right to terminate the Royalty Agreement and increase the interest rate under the Facility Agreement to 9.75% per annum (or 11.75% in the event that our cash and cash equivalents are less than $50,000,000 as of the last day of the immediately preceding fiscal quarter).

Warrants. Under the Facility Agreement, we may issue to the Deerfield Funds Warrants to purchase up to an aggregate 4.5 million shares of our common stock, of which a warrant for 1.5 million shares at an exercise price of $10.34 per share was issued in November 2008 in connection with the first $25 million draw. On drawing each of the up to three additional $25 million funding tranches, Warrants for the purchase of an aggregate 1 million shares will be issued to the Deerfield Funds. The exercise prices of these Warrants would be equal to 125% of the average selling price of the common stock over a 15-day period following the request for a funding. All Warrants will have a term of six years. Warrants must be exercised on a cashless basis using a formula based on the average selling price of the common stock over a 10-day period prior to exercise. Further, the ultimate number of shares of common stock to be issued under the terms of the Warrants and the exercise prices of the Warrants are subject to certain adjustments as set forth in the Warrants, including the potential requirement to issue shares of common stock if we fail to comply with certain terms of the Warrants. The Warrants also provide that we may be required at the holder’s option to redeem the Warrants in certain circumstances, including, but not limited to, an event of default, a change-of-control or sale of a significant amount of our. In a redemption, the value of the Warrants would be calculated based on a Black Scholes formula.

Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to file and maintain the effectiveness of one or more shelf registration statements to provide certain piggyback registration rights, with respect to the shares of Common Stock issuable under the Warrants. We agreed to, among other things, file a registration statement with the Securities and Exchange Commission on or prior to 30 days from the date of each issuance of Warrants in order to register the resale of the shares of common stock issuable on the exercise of the applicable Warrants, the first of which registration statement we filed in December 2008 following our first $25 million draw. The Registration Rights Agreement provides filing-related and other covenants customary for agreements of this type.

Procedures Regarding Transactions with Related Persons

Our practice on transactions with related persons is to require the prior approval by our Board of Directors of any transaction or series of transactions in which we are a participant and any related person has a material interest. Related persons would include a member of our Board and executive officers and their immediate family members as well as certain affiliates of those persons. It would also include persons controlling over five percent of our outstanding common stock. Currently, Novo Nordisk, Warburg, Pincus Equity Partners, L.P., Wellington Management Company, LLP, BB Biotech AG and Deerfield Capital, L.P. each beneficially own over five percent of our outstanding common stock.

Under our written policy on conflicts of interest, all our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.

Once a related person transaction has been identified, the Board will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Board will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director will not participate in the Board’s deliberations.

Our practice regarding transactions with related persons is evidenced by the minutes of meetings of the Board of Directors at which the transactions disclosed in this Proxy Statement under the heading “Transactions with Related Persons” were discussed and approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

We believe that during 2008, our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) applicable to such persons. Our belief is based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2008 and 2007 were as follows:

	2008	2007
(1) Audit Fees	$491,299	$402,003
(2) Audit-Related Fees (for transaction support services)	$4,758	$—
(3) Tax Fees	$—	$—
(4) All Other Fees (for accounting research database renewal fee)	$1,500	$2,005

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. Pursuant to the policy the audit committee has, subject to certain financial limits, delegated pre-approval authority for permitted nonaudit services to the audit committee chairman. The audit committee chairman is required to present an update regarding any permitted nonaudit services that he pre-approved at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the services provided by PricewaterhouseCoopers LLP in 2008 under items (1) through (4) in the above table were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2010 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than December 29, 2009 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2010 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 12, 2010 and not later than April 11, 2010. However, if the date of the 2010 Annual Meeting is earlier than May 11, 2010 or later than July 10, 2010, notice of a proposal other than relating to the nomination of directors must be received by ZymoGenetics by the later of the 90th day prior to the 2010 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2010 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2010 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2010 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the 2009 Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2008 Annual Report to Shareholders will be made available to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, chief financial officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2008 Annual Report to Shareholders are available on the Internet at http://bnymellon.mobular.net/bnymellon/zgen.

Driving directions to our headquarters, where the Annual Meeting will be held, are as follows:

Heading Southbound on I-5:

Take the Roanoke Exit. At the light, turn right onto Roanoke. At the next light, turn left (South) onto Eastlake Avenue E. The corporate headquarters, located in the original Seattle Steam Plant, will be on your right, after passing through the intersection, at Fairview Avenue N.

Heading Northbound on I-5:

Continue on I-5, past the city center, and take the Mercer Street exit (exits on the left side of the freeway). When the ramp merges with Mercer, move to the far right lane as quickly as possible. Take a right at the first light. Stay in the farthest right hand lane and take a right at Fairview, which is the next light. Continue north for approximately four blocks and you will pass the corporate headquarters, located in the original

Seattle Steam Plant, on your right. At the next light, turn right onto Eastlake Avenue E. where you’ll find the front entrance to the corporate headquarters.

Heading Westbound on 520:

Stay on 520 across Lake Washington, taking the I-5 Southbound lanes. Once on I-5 Southbound get into the farthest right hand lane for the Mercer St. Exit. Take this exit and stay in the right hand lane once you are off of the freeway. Take a right at the first light. Stay in the farthest right hand lane and take a right at Fairview, which is the next light. Continue north for approximately four blocks and you will pass the corporate headquarters, located in the original Seattle Steam Plant, on your right. At the next light, turn right onto Eastlake Avenue E. where you’ll find the front entrance to the corporate headquarters.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AS FILED WITH THE COMMISSION IS INCLUDED IN THE ZYMOGENETICS 2008 ANNUAL REPORT TO SHAREHOLDERS. COPIES OF THE ZYMOGENETICS 2008 ANNUAL REPORT TO SHAREHOLDERS MAY BE OBTAINED FREE OF CHARGE (EXCEPT FOR THE EXHIBITS FOR WHICH WE MAY CHARGE A REASONABLE FEE) ON WRITTEN REQUEST TO THE SECRETARY OF ZYMOGENETICS, 1201 EASTLAKE AVENUE EAST, SEATTLE, WASHINGTON 98102.

BY ORDER OF THE BOARD OF DIRECTORS,

Suzanne M. Shema, J.D.

Senior Vice President, General Counsel and Secretary

Seattle, Washington

April 27, 2009

PROXY

ZYMOGENETICS, INC.

Annual Meeting of Shareholders – June 10, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas E. Williams, Ph.D. and James A. Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ZymoGenetics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held June, 10, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your ZymoGenetics, Inc. account online.

Access your ZymoGenetics, Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for ZymoGenetics, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymelon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

45561

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 2.

Please mark

your votes as

indicated in

this example

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL

1. ELECTION OF DIRECTORS

Nominees:

1 David I. Hirsh, Ph.D.

2 David H. MacCallum

3 Kurt Anker Nielsen

4 Douglas E. Williams, Ph.D.

2. Vote to ratify the appointment of PricewaterhouseCoopers

LLP, independent registered public accountants as our

Independent auditors for fiscal year 2009.

FOR

AGAINST

ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address

Change or Comments

SEE REVERSE

Will Attend Meeting YES

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting.

ZYMOGENETICS, INC.

INTERNET http://www.proxyvoting.com/zgen

Use the Internet to vote your proxy.

Have your proxy card in hand when you

access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the 2008 Annual Report to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/zgen

45561